Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-3 on Form S-1 Registration Statement of our report dated March 15, 2017, relating to the consolidated financial statements of Galena Biopharma, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Annual Report in the Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

July 11, 2017